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                     July 28, 2020

       Anne Chwat, Esq.
       Executive Vice President, General Counsel and Corporate Secretary International Flavors & Fragrances Inc.
       521 West 57th Street
       New York, NY 10019

                                                        Re: International
Flavors & Fragrances Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 7, 2020,
as amended
                                                            File No. 001-04858

       Dear Ms. Chwat:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Kyle A. Harris, Esq.